EFS Solutions Equity Linked Structured Investments Filed Pursuant to Rule 433 Registration No. 333-190038 July 13, 2015 barclays

The highly dynamic environment of today’s financial markets creates new opportunities and challenges for investors. As a result, investors are looking for innovative ideas and creative solutions to mitigate risk and maximize return on their portfolios. A growing number of investors are seeking different, sophisticated strategies that could help them meet their ?nancial goals. There is an increasing need for ef?cient ?nancial products that may allow investors to realize higher yields, reduce their risk exposure and achieve access to a wider range of asset classes, such as international equities, commodities, foreign currencies and various market indices. Structured Investments may be one tool that investors can use to try to achieve these goals. Structured Investments may be designed to help investors meet their speci?c investment objectives and provide greater diversi?cation* to their investment portfolios. Structured Investments encompass a variety of structures and terms. The most typical are structured notes, which consist of a debt security linked to the performance of a reference asset. The reference asset may consist of an equity security, equity index, commodity, commodity index, foreign currency exchange rate or a basket or the least performing reference asset in a group of the foregoing. Different Structured Investments may be designed to help investors try to reach various goals, including minimizing loss of principal**, generating higher yields or participating in enhanced returns. This presentation describes certain types of equity linked structured investments (“Equity Linked Structured Investments”) that may be utilized by investors to try to reach these goals. Structured Investments involve certain risks and may not be suitable for all investors. For more information, see “Certain risk considerations” in this brochure and the risk factors included in the relevant offering documents. Investors are urged to consult with their own advisors prior to investing in any Structured Investment. * Diversi?cation does not protect against loss. Structured Investments of the same issuer expose the investor to the same credit risk. ** Any payment on a Structured Investment is subject to the creditworthiness of the issuer. Structured Investments are not, either directly or indirectly, an obligation of any third party. If the issuer of a Structured Investment becomes insolvent or becomes subject to the exercise of any resolution measure by a relevant resolution authority, an investor in a Structured Investment may not receive any amounts owed to them under the terms of the Structured Investment.

What is an Equity Linked Structured Investment and how does it work? An Equity Linked Structured Investment offers investors participation in the performance of an equity-based reference asset. The reference asset may be a share of stock, an equity-based index, an exchange-traded fund, a basket of the foregoing or the least performing reference asset in a group of the foregoing. Equity Linked Structured Investments may provide exposure to the upside performance of a reference asset and may also provide the investor with downside exposure to the negative performance of the reference asset. Equity Linked Structured Investments may, for example, offer limited protection (subject to the credit risk of the issuer) against a decline in the performance of the reference asset in the form of a “buffer percentage”, or they may offer enhanced participation (i.e., greater than 1-for-1 participation in the upside performance of the reference asset), typically subject to a cap or “maximum return”. In addition to the payment at maturity (as described above), Equity Linked Structured Investments may provide for additional features such as interest or coupon payments (which may be fixed or may be contingent upon the performance of the reference asset(s) on one or more specified observation dates) during the term of the Equity Linked Structured Investment. Equity Linked Structured Investments may also be callable (either at the issuer’s discretion or automatically upon the occurrence of specified events) prior to the scheduled maturity date. The terms of any particular Equity Linked Structured Investment, including the amount and type of upside or downside exposure provided, any interest or coupon feature and any early redemption feature, will be described in the offering documents for that Equity Linked Structured Investment. You are urged to read carefully the offering documentation for any Equity Linked Structured Investment to understand its terms and associated risks, and you are urged to consult with your own advisors prior to investing in an Equity Linked Structured Investment. An investor in an Equity Linked Structured Investment should be willing to hold such investment to maturity. The investor may receive less, and possibly significantly less, than the amount invested if the investor sells the Equity Linked Structured Investment prior to maturity. Any payment on an Equity Linked Structured Investment, including any interest or coupon payments and any payment at maturity or upon early redemption or repurchase, is subject to the creditworthiness of the issuer. Equity Linked Structured Investments are not, either directly or indirectly, an obligation of any third party (except to the extent that insurance provided by the Federal Deposit Insurance Corporation may available for equity-linked certificates of deposit issued by Barclays Bank Delaware). If the issuer of a Structured Investment becomes insolvent or becomes subject to the exercise of any resolution measure by a relevant resolution authority, an investor in a Structured Investment may not receive any amounts owed to them under the terms of the Structured Investment. Equity Linked Structured Investments | 3

Hypothetical Example of an Equity Linked Structured Investment Linked to an Index Assuming the investment is held to maturity, there are different scenarios that could occur depending on the performance of the underlying equity index. The following provides hypothetical examples of several scenarios for an Equity Linked Structured Investment linked to an index. Hypothetical example An investor buys a five-year note linked to the XYZ Index (an equity index) and pays $1,000 per Note. The Notes feature an upside participation rate of 150%, subject to a maximum return of 25.00%, and a buffer percentage of 10.00%. The initial level of the index is 100.00 and the index performance is based on the percentage change in the level of the index from the initial level on the initial valuation date to the final level on the final valuation date. Accordingly, if the index performance is positive, the return at maturity will be equal to 150% times index performance, subject to the maximum return of 25.00%. If the index performance is equal to or less than 0.00% but greater than or equal to -10.00%, the investor will receive the principal amount of their Notes at maturity with no additional return. If the index performance is less than -10.00%, the return at maturity is equal to the index performance plus 10.00%. The four scenarios with respect to this example shown on the following pages are for illustrative purposes only, and do not constitute a guaranteed return or performance with respect to any Equity Linked Structured Investment. None of these examples take into account any tax consequences of an investment in the Notes.

Scenario 1 On the final valuation date, the XYZ Index closed at 110, above the initial level of 100. Hypothetical payoff at maturity At maturity, the investor receives a payment of (a) $1,000 plus (b) $1,000 times the participation rate times the index performance, or $1,150.00 per $1,000 principal amount Note. Step 1: Calculate the index performance. Reference Asset Initial Level Final Level Index Performance XYZ Index 100 110 10.00% Step 2: Calculate the payment at maturity. Because the index performance times the participation rate is less than the maximum return of 25.00%, the payment at maturity is equal to (a) the principal amount of the Notes plus (b) the principal amount times the participation rate times the index performance, calculated as follows $1,000 + [$1,000 x participation rate x index performance] = $1,000 + [$1,000 x 150% x 10.00%] = $1,150 The payment at maturity is equal to $1,150 per $1,000 principal amount of the Notes. The total return on investment is 15.00%. Scenario 2 On the final valuation date, the XYZ Index closed at 120, above the initial level of 100. Hypothetical payoff at maturity At maturity, the investor receives a payment of $1,250.00 per $1,000 principal amount Note, the maximum possible payment on the Notes. Step 1: Calculate the index performance. Reference Asset Initial Level Final Level Index Performance XYZ Index 100 120 20.00% Step 2: Calculate the payment at maturity. Because the index performance of 20.00% times the participation rate of 150% is greater than the maximum return of 25.00%, the investor receives a payment at maturity of $1,250.00 per $1,000 principal amount Note, the maximum possible payment on the Notes. The total return on investment is 25.00%. Equity Linked Structured Investments | 5

Scenario 3 On the final valuation date, the XYZ Index closed at 95, below the initial level of 100. Hypothetical payoff at maturity At maturity, the investor receives a payment of $1,000 per $1,000 principal amount Note. Step 1: Calculate the index performance. Reference Asset Initial Level Final Level Index Performance XYZ Index 100 95 -5.00% Step 2: Calculate the payment at maturity. Because the index performance of -5.00% is less than 0.00% but greater than -10.00%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note. The total return on investment is 0.00%. Scenario 4 On the final valuation date, the XYZ Index closed at 80, below the initial level of 100. Hypothetical payoff at maturity At maturity, the investor would receive an amount less than the principal amount. In this case, the amount paid at maturity is (a) $1,000 plus (b) $1,000 times the sum of the index performance and the buffer percentage, or $900 per $1,000 principal amount Note. Step 1: Calculate the index performance. Reference Asset Initial Level Final Level Index Performance XYZ Index 100 80 -20.00% Step 2: Calculate the payment at maturity. Because the index performance of -20.00% is less than -10.00%, the payment at maturity is equal to (a) the principal amount of the Notes plus (b) the principal amount of the Notes multiplied by the sum of (i) the index performance and (ii) the buffer percentage, calculated as follows $1,000 + [$1,000 x (index performance + 10.00%)] = $1,000 + [$1,000 x (-20.00% + 10.00%)] $1,000 + [$1,000 x -10.00%] = $900 The payment at maturity is equal to $900 per $1,000 principal amount of the Notes. The total return on investment is -10.00%. 6

Hypothetical Example of an Equity Linked Structured Investment Linked to a Basket of Indices The following example demonstrates hypothetical scenarios that may result from an investment in notes linked to a basket of equity indices, assuming that such notes are held to maturity. Hypothetical example An investor buys a five-year note linked to an equally weighted basket of hypothetical equity indices (the ABC Index, the XYZ Index, the ZYX Index and the AEI Index) and pays $1,000 per Note. The initial level of the basket is set to 100.00 on the initial valuation date and the final level of the basket will be equal to the initial level plus or minus an amount reflecting the basket performance. The basket performance, in turn, is equal to the average of the index performances for each of the basket components from the initial valuation date to the final valuation date for the Notes. The Notes feature a maximum return of 20.00% and a “barrier level” of 70.00. If the final level of the basket is greater than the initial level, the investor will participate on a 1-for-1 basis in the positive performance of the basket, subject to the maximum return. If the basket performance is flat or negative but the final level of the basket is not less than the barrier level (in other words, if the basket performance is not less than -30.00%), the investor will receive the principal amount of their Notes at maturity with no additional return. If the final basket level is less than 70.00, the investor is fully exposed to the negative performance of the basket and will lose some or all of the principal amount of their Notes. The four scenarios with respect to this example shown on the following pages are for illustrative purposes only, and do not constitute a guaranteed return or performance with respect to any Equity Linked Structured Investment. None of these examples take into account any tax consequences of an investment in the Notes. Equity Linked Structured Investments | 7

Scenario 1 The basket performance is equal to 10.00% and, accordingly, the final level of the basket is 110.00. Hypothetical payoff at maturity At maturity, the investor receives a payment equal to (a) $1,000 plus (b) $1,000 times the basket performance, or $1,100 per $1,000 principal amount Note. Step 1: Calculate the basket performance and the final level of the basket. Basket Component Initial Level Final Level Index Performance ABC Index 10,000.00 11,000.00 10.00% XYZ Index 1,000.00 1,150.00 15.00% ZYX Index 5,000.00 5,400.00 8.00% AEI Index 2,000.00 2,140.00 7.00% The basket performance is equal to the average of the index performances shown in the table above. Accordingly, the basket performance is equal to 10.00%. In this example, the final level of the basket is 110.00, calculated as follows: 100.00 + [100.00 x basket performance] = 100.00 + [100.00 x 10.00%] = 110.00 Step 2: Calculate the payment at maturity. Because the final level of the basket is greater than the initial level, and because the basket performance is less than the maximum return, the payment at maturity is equal to (a) the principal amount of the Notes plus (b) the principal amount times the basket performance, calculated as follows: $1,000 + [$1,000 x basket performance] = $1,000 + [$1,000 x 10.00%] = $1,100.00 The payment at maturity is equal to $1,100.00 per $1,000 principal amount of the Notes. The total return on investment is 10.00%. 8

Scenario 2 The basket performance is equal to 30.00% and, accordingly, the final level of the basket is 130.00. Hypothetical payoff at maturity At maturity, the investor receives a payment of $1,200.00 per $1,000 principal amount Note, the maximum possible payment on the Notes. Step 1: Calculate the basket performance and the final level of the basket. Basket Component Initial Level Final Level Index Performance XYZ Index 1,000.00 1,300.00 30.00% ABC Index 10,000.00 12,500.00 25.00% ZYX Index 5,000.00 6,500.00 30.00% AEI Index 2,000.00 2,700.00 35.00% The basket performance is equal to the average of the index performances shown in the table above. Accordingly, the basket performance is equal to 30.00%. In this example, the final level of the basket is 130.00, calculated as follows: 100.00 + [100.00 x basket performance] = 100.00 + [100.00 x 30.00%] = 130.00 Step 2: Calculate the payment at maturity. Because the final level of the basket is greater than the initial level, and because the basket performance is greater than the maximum return of 20.00%, the investor receives a payment at maturity of $1,200.00 per $1,000 principal amount Note, the maximum possible payment on the Notes. The total return on investment is 20.00%. Equity Linked Structured Investments | 9

Scenario 3 The basket performance is equal to -5.00% and, accordingly, the final level of the basket is 95.00. Hypothetical payoff at maturity At maturity, the investor receives a payment of $1,000 per $1,000 principal amount Note. Step 1: Calculate the basket performance and the final level of the basket. Basket Component Initial Level Final Level Index Performance XYZ Index 1,000.00 900.00 -10.00% ABC Index 10,000.00 10,050.00 5.00% ZYX Index 5,000.00 4,000.00 -20.00% AEI Index 2,000.00 2,100.00 5.00% The basket performance is equal to the average of the index performances shown in the table above. Accordingly, the basket performance is equal to -5.00%. In this example, the final level of the basket is 95.00, calculated as follows: 100.00 + [100.00 x basket performance] = 100.00 + [100.00 x -5.00%] = 95.00 Step 2: Calculate the payment at maturity. Because the final level of the basket is less than the initial level but is not less than the barrier level of 70.00, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note. The total return on investment is 0.00%. 10

Scenario 4 The basket performance is equal to -40.00% and, accordingly, the final level of the basket is 60.00. Hypothetical payoff at maturity At maturity, the investor would receive an amount less than the principal amount. In this case, the amount paid at maturity is (a) $1,000 plus (b) $1,000 times the basket performance, or $600 per $1,000 principal amount Note. Step 1: Calculate the basket performance and the final level of the basket. Basket Component Initial Level Final Level Index Performance XYZ Index 1,000.00 600.00 -40.00% ABC Index 10,000.00 5,000.00 -50.00% ZYX Index 5,000.00 2,000.00 -60.00% AEI Index 2,000.00 1,800.00 -10.00% The basket performance is equal to the average of the index performances shown in the table above. Accordingly, the basket performance is equal to -40.00%. In this example, the final level of the basket is 60.00, calculated as follows: 100.00 + [100.00 x basket performance] = 100.00 + [100.00 x -40.00%] = 60.00 Step 2: Calculate the payment at maturity. Because the final level of the basket is less than the barrier level of 70.00, the investor is fully exposed to the negative performance of the basket. The payment at maturity is equal to (a) the principal amount of the Notes plus (b) the principal amount times the basket performance, calculated as follows: $1,000 + [$1,000 x basket performance] = $1,000 + [$1,000 x -40.00%] = $600.00 The payment at maturity is equal to $600.00 per $1,000 principal amount of the Notes. The total return on investment is -40.00%. Equity Linked Structured Investments | 11

Certain risk considerations Some of the risks related to Equity Linked Structured Investments are described below. Before investing in any Structured Investment, you should read the relevant prospectus or disclosure statement for a detailed explanation of the terms, risks, tax treatment and other relevant information of the investment. We also urge you to consult your financial, tax and legal advisors before investing. Credit of issuer Equity Linked Structured Investments are unsecured obligations of the issuer and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on Equity Linked Structured Investments, including any interest or coupon payments, any payment at maturity and any payment upon early redemption or repurchase, depend on the ability of the issuer to meet its obligations as they come due (subject to the availability of insurance provided by the Federal Deposit Insurance Corporation for equity linked certificates of deposit issued by our affiliate, Barclays Bank Delaware). In addition, Equity Linked Structures Investments issued by Barclays Bank PLC are subject to the exercise of any United Kingdom “bail-in” power (as will be described in the relevant offering documents) by United Kingdom resolution authorities. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any bail-in power (or any other resolution measure) by the relevant resolution authority, an investor in an Equity Linked Structured Investment might not receive any amounts owed to them under such investment. You may lose some or all of your initial investment The return at maturity, if any, on Equity Linked Structured Investments is linked to the performance of the reference asset to which the notes are linked. If the value of the reference asset decreases from its initial value to its final value by more than a certain percentage, you may lose some or all of your initial investment. No rights to the reference asset As a holder of the Equity Linked Structured Investments, you will not have any rights (including any voting rights or rights to receive cash dividends or other distributions) that the holders of any reference asset or components of the reference asset would have. Limited liquidity You should be willing to hold the Equity Linked Structured Investments to maturity. There may be little or no secondary market for the Equity Linked Structured Investments. Barclays Capital Inc. or other affiliates of Barclays Bank PLC or Barclays Bank Delaware, as the case may be, intend to make a secondary market in the Equity Linked Structured Investments. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in the Equity Linked Structured Investments. If you sell Equity Linked Structured Investments prior to their maturity, you may have to sell them at a substantial loss. 12

Certain built-in costs are likely to adversely affect the value of the Equity Linked Structured Investments prior to maturity The original issue price of the Equity Linked Structured Investments includes the agent’s commission and the cost of hedging our obligations under the Equity Linked Structured Investments. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. or other affiliates of Barclays Bank PLC or Barclays Bank Delaware, as the case may be, will be willing to purchase Equity Linked Structured Investments from you in secondary market transactions may be lower than the original issue price, and any sale prior to the maturity date of the Structured Investment could result in a substantial loss to you. Your own evaluation of the merits In connection with any purchase of a Structured Investment, we urge you to consult your own financial, tax and legal advisors as to the risks involved in an investment in the product and to investigate the reference asset and not rely on our views in any respect. You should make a complete investigation as to the merits of an investment in a Structured Investment before investing. Historical results not indicative of future performance The historical or hypothetical performance of a reference asset is not an indication of the future performance of that reference asset. With respect to Equity Linked Structured Investments linked to a basket or to more than one reference asset, the historical correlation between reference assets or basket components is not an indication of the future correlation between them. Therefore, the performance of reference assets or basket components individually or in comparison to each other over the term of any Equity Linked Structured Investment may bear no relation or resemblance to the historical performance of any of such reference assets or basket components. Market risk The return, if any, on Equity Linked Structured Investments is dependent on the performance of the reference asset to which it is linked. Thus, changes in the level, value or price of the reference asset will determine the amount payable on the Structured Investment. Unless an Equity Linked Structured Investment provides for the full repayment of principal at maturity (subject to issuer credit risk), if the level, value or price of a reference asset declines, you may lose some or all of your investment at maturity. Price volatility The prices or levels, as applicable, of reference assets or basket components for Equity Linked Structured Investments may change unpredictably and, as a result, affect the value of Equity Linked Structured Investments in unforeseeable ways. Unless an Equity Linked Structured Investment provides for the full repayment of principal at maturity (subject to issuer credit risk), an investor should be willing and able to bear the loss of some or all of their investment in an Equity Linked Structured Investment. Equity Linked Structured Investments | 13

Potential conflicts of interests The issuer of an Equity Linked Structured Investment and its affiliates may have significant conflicts of interest with respect to the relevant product. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Equity Linked Structured Investment and such compensation or financial benefit may serve as an incentive to sell the relevant Equity Linked Structured Investment instead of other investments. The issuer and its affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the reference asset(s) or basket components underlying Equity Linked Structured Investments. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the relevant Equity Linked Structured Investment. Furthermore, in any such market making, trading activities, and other services, the issuer or its affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of Equity Linked Structured Investments. Neither the issuer of any Equity Linked Structured Investment nor its affiliates have any obligation to take the needs of any buyer, seller or holder of Equity Linked Structured Investments into account in conducting these activities. The issuer of an Equity Linked Structured Investment or its affiliate may act as calculation agent and may enter into transactions to hedge the issuer’s obligations under the Equity Linked Structured Investment. In performing these varied duties, the economic interests of the calculation agent are potentially adverse to the interests of an investor in Equity Linked Structured Investments. In addition, Equity Linked Structured Investments may be linked to the performance of one or more indices for which Barclays Bank PLC or one of its affiliates is the index sponsor. The index sponsor will be responsible for the composition, calculation and maintenance of the index and will have discretion in a number of circumstances to make judgments in connection with the composition, calculation and maintenance of the index. If an affiliate of Barclays Bank PLC is the index sponsor, Barclays Bank PLC may have the ability to replace the index sponsor with a successor index sponsor. The exercise of any such discretion described in this paragraph may present Barclays Bank PLC and/or its affiliates with significant conflicts of interest with respect to Equity Linked Structured Investments issued by Barclays Bank PLC, Barclays Bank Delaware of any of their respective affiliates. Neither Barclays Bank PLC nor any of its affiliates, in their capacity as an index sponsor, will have any obligation to take the needs of any buyer, seller or holder of Equity Linked Structured Investments into account in such capacity. 14

Many unpredictable factors, including economic and market factors, will impact the value of the Equity Linked Structured Investments In addition to the level, value or price of the reference asset on any day, the market value of the Equity Linked Structured Investments will be affected by a number of economic and market factors that may either offset or magnify each other, including • the expected volatility of the reference asset or its underlying components; • the time to maturity of the Equity Linked Structured Investments; • interest and yield rates in the market generally; • a variety of economic, financial, political, regulatory or judicial events; • supply and demand for the Equity Linked Structured Investments; and • the creditworthiness of the issuer, including actual or anticipated downgrades in the credit ratings of the issuer. Earn success with Barclays The Barclays EFS Solutions team is dedicated to providing a suite of tailored and innovative solutions to a wide range of financial professionals. We deliver practical solutions that benefit and make sense for our clients, including • All Asset Classes and Structures Under One Roof SM • Commitment to our clients: client service is the foundation for our success

Disclaimer Barclays Bank PLC has filed a registration statement (including a prospectus, prospectus supplement and prospectus addendum) with the SEC for the offerings of products described herein. Before you invest, you should read the prospectus, the prospectus supplement, the prospectus addendum and any relevant free writing prospectus or pricing supplement and any other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and the relevant offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-888-227-2275 (ext. 2-3430), or you may request a copy from any dealer participating in the offering. © 2015 Barclays Bank PLC. All Rights Reserved. Contacts For more information, please contact us at: +1 212 528 7198 solutions@barclays.com barx-is.com P0501 | CSNY537433 v29 | July 2015